  Exhibit 99.4
ImageWare® Names New VP of Engineering

San Diego, CA (June 25, 2020) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in biometric identification and authentication is pleased to announce the appointment of Sudheer Koganti as Vice President of Engineering effective June 22, 2020.

Koganti has led, built and managed a wide variety of successful products across embedded, mobile and cloud. With nearly two decades of leadership positions held at Qualcomm, his career includes: pioneering Eudora email products, core OS design and system architecture for the next generation of BREW, a security and privacy focused Android browser, and more recently Qualcomm Wireless Edge Services. He later co-founded a SaaS startup in the IoT sector.

When asked about building future innovative technologies with ImageWare, Koganti stated “I am super excited to join ImageWare and ready for the challenge to take industry-leading Identity Platform and GoVerifyID suite to the next level of security, scalability and ease of use.”

Koganti has been awarded more than eight patents, with a core patent around the basic algorithm to sync data between a device and a server. Furthermore, he has contributed to numerous patents over his tenure at Qualcomm.

Koganti holds a Master of Science in Computer Science from the University of Missouri-Columbia.

“Sudheer has a knack for developing products that resonate with the marketplace and he continues to be an avid developer,” said Kristin A. Taylor, CEO of ImageWare. “He is keenly focused on finetuning existing products and creating new platforms. He enjoys system optimization, operational efficiency and loves to teach others how to solve complicated problems. We welcome him as a valued member of our technical team to drive ImageWare forward.”

About ImageWare® Systems, Inc.

In 1987, ImageWare was founded to innovate imaging. After a bold start evolving silver halide photography into digital images, ImageWare built the first statewide digital booking platform for the United States law enforcement in 1998. Since then, ImageWare has evolved into the largest holder of multimodal biometrics, managing millions of identities daily. With vast experience in the government sector, ImageWare is democratizing biometrics by offering defense-grade identity and authentication solutions to the masses. By identifying the person, not a device, ImageWare is giving populations around the globe access to their important data.
Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact:
Jessica Belair
Veritas Lux
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jessica@veritaslux.com

Investor Relations:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
(818) 379-8500
harvey@bibimac.com